EXHIBIT 11

                                FIBERMARK, INC.

                         STATEMENT REGARDING COMPUTATION
                            OF NET EARNINGS PER SHARE
                                    Unaudited

Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the three-month period ended March 31, 1998 and 1997.




                                              -------------     -------------
                                              Mar. 31, 1998     Mar. 31, 1997
                                              -------------     -------------
BASIC SHARES
     Weighted average number of
     shares issued and outstanding                7,702,906         6,062,538

DILUTIVE SHARES
     Average Fixed Stock Options                    420,752           308,672
                                              -------------     -------------


     Adjusted weighted average shares             8,123,658         6,371,210